Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated September 28, 2009

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Selling discount (1)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	The public offering price and selling discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in October or November 2009, the settlement date may occur in October or November 2009 and the maturity date may occur in October or November 2011. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.

October , 2009

Units Currency-Linked Step Up Notes Linked to an Emerging Market Currency Basket, due November , 2011 $10 principal amount per unit Term Sheet No. Currency-Linked Step Up Notes	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	October , 2009 November , 2009 November , 2011

•      Linked to an Emerging Market Currency Basket, which represents a long position in the Indian rupee, the Indonesian rupiah, and the Russian ruble, each relative to the U.S. dollar

•      Step Up Payment of $1.00 to $1.60 at maturity if the value of an Emerging Market Currency Basket is unchanged or increases, but does not increase above the Step Up Value

•      100% participation in any increase in the value of an Emerging Market Currency Basket if it increases above the Step Up Value

•      A maturity of approximately 2 years

•      95% principal protected at maturity against decreases in the value of an Emerging Market Currency Basket

•      Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

•      No periodic interest payments

•      No listing on any securities exchange

•      This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

STRUCTURED INVESTMENTS

PRINCIPAL INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Currency-Linked Step Up Notes Linked to an Emerging Market Currency Basket, due November     , 2011 (the “notes”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the notes are linked is an “Emerging Market Currency Basket” which tracks the value of an approximately equally weighted investment in the Indian rupee, the Indonesian rupiah, and the Russian ruble (each an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar. The notes provide investors with a Step Up Payment if the value of the Emerging Market Currency Basket is unchanged or increases from the Starting Value to the Ending Value, determined on a calculation day shortly before the maturity date, but does not increase above the Step Up Value. If the value of the Emerging Market Currency Basket increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors should be of the view that the value of the Emerging Market Currency Basket will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 5% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 2 years
Exchange Rate Measure:	An Emerging Market Currency Basket which tracks the value of an approximately equally weighted investment in the Indian rupee, the Indonesian rupiah, and the Russian ruble, based on the exchange rate for each underlying currency relative to the U.S. dollar.
Initial Exchange Rate:	The Initial Exchange Rate for each underlying currency will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.
Starting Value:	The Starting Value of the Emerging Market Currency Basket will be set to 100 on the pricing date.
Ending Value:	The value of the Emerging Market Currency Basket on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described below under “The Emerging Market Currency Basket.” If it is determined that the scheduled calculation day is not a business day, the Ending Value will be determined as more fully described in product supplement STEP UP-2.
Calculation Day:	The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.
Step Up Payment:	The Step Up Payment will be between $1.00 and $1.60 per unit at maturity (representing a return of between 10% and 16% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.
Step Up Value:	The Step Up Value will be between 110.00 and 116.00 (110% to 116% of the Starting Value). The Step Up Value will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.
Minimum Redemption Amount:	$9.50 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the notes at maturity, based on the hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), the hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00), and the Minimum Redemption Amount of $9.50.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Step Up Payment, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Minimum Redemption Amount of $9.50 (per unit), the Starting Value of 100.00, a hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), and a hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00):

Example 1 — The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = $9.50 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 98.00:

Redemption Amount (per unit)	= $10 +	[	$10 ×	(98.00 - 100.00)	]	= $9.80
100.00

Example 3 — The hypothetical Ending Value is equal to 102.00:

Redemption Amount (per unit) = $10.00 + $1.30 = $11.30

In this case, because the hypothetical Ending Value is greater than the Starting Value but less than or equal to the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $11.30, which is the sum of the Original Offering Price of $10.00 and the hypothetical Step Up Payment of $1.30.

Example 4 — The hypothetical Ending Value is equal to 130.00:

Redemption Amount (per unit)	= $10 +	[	$10 ×	(130.00 - 100.00)	]	= $13.00
100.00

In this case, because the hypothetical Ending Value is greater than the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $13.00.

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Emerging Market Currency Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the notes (rounded to two decimal places);
▪	the total rate of return to holders of the notes; and
▪	the pretax annualized rate of return to holders of the notes.

The table below is based on a hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), a hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00), and the Minimum Redemption Amount of $9.50 per unit.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the Notes	Pretax Annualized Rate of Return on the Notes(1)
50.00	-50.00%	$9.50	-5.00%	-2.55%
60.00	-40.00%	$9.50	-5.00%	-2.55%
70.00	-30.00%	$9.50	-5.00%	-2.55%
80.00	-20.00%	$9.50	-5.00%	-2.55%
90.00	-10.00%	$9.50	-5.00%	-2.55%
95.00	-5.00%	$9.50(2)	-5.00%	-2.55%
97.00	-3.00%	$9.70	-3.00%	-1.52%
99.00	-1.00%	$9.90	-1.00%	-0.50%
100.00(3)	0.00%	$11.30(4)	13.00%	6.21%
101.00	1.00%	$11.30	13.00%	6.21%
102.00	2.00%	$11.30	13.00%	6.21%
103.00	3.00%	$11.30	13.00%	6.21%
105.00	5.00%	$11.30	13.00%	6.21%
110.00	10.00%	$11.30	13.00%	6.21%
113.00(5)	13.00%	$11.30	13.00%	6.21%
120.00	20.00%	$12.00	20.00%	9.33%
130.00	30.00%	$13.00	30.00%	13.56%
140.00	40.00%	$14.00	40.00%	17.55%
150.00	50.00%	$15.00	50.00%	21.34%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from September 21, 2009 to September 21, 2011, a term expected to be similar to that of the notes.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.50 per unit of the notes.

(3)	The Starting Value will be set to 100 on the pricing date.

(4)	This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment. The actual Step Up Payment will be determined on the pricing date and will be between $1.00 and $1.60.

(5)	This is the hypothetical Step Up Value. The actual Step Up Value will be determined on the pricing date and will be between 110.00 and 116.00.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total and pretax annualized rates of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections included in product supplement STEP UP-2 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Emerging Market Currency Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Emerging Market Currency Basket.

▪	Changes in the exchange rates in the Emerging Market Currency Basket may offset each other.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the exchange rates, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of India, Indonesia, Russia, and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of your notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement STEP UP-2.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the value of the Emerging Market Currency Basket will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the notes.

▪	You accept that you may lose up to 5% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the value of the Emerging Market Currency Basket will decrease (that is, the underlying currencies will weaken relative to the U.S. dollar) over the term of the notes.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, First Republic, and Banc of America Investment Services, Inc. (“BAI”), each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated selling discount. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, First Republic, and BAI may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S, First Republic, and BAI may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Emerging Market Currency Basket

The notes are designed to allow investors to participate in the movements of the Emerging Market Currency Basket over the term of the notes. The Emerging Market Currency Basket is designed to track the value of an approximately equally weighted investment in the Indian rupee, the Indonesian rupiah, and the Russian ruble, based on the exchange rate of each underlying currency relative to the U.S. dollar. The notes provide upside participation at maturity if the value of the Emerging Market Currency Basket increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the level of the applicable exchange rate means that the relevant underlying currency has weakened against the U.S. dollar and a decrease in the level of the applicable exchange rate means that the relevant underlying currency has strengthened against the U.S. dollar. Investors should be of the view that the value of the Emerging Market Currency Basket will increase over the term of the notes (i.e., the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the exchange rate will be determined as follows:

•

Indian rupee: the number of Indian rupees for which one U.S. dollar can be exchanged as reported by Reuters on page RBIB, or any substitute page thereto, under USD, at approximately 12:30 p.m. in Mumbai, India.

•

Indonesian rupiah: the number of Indonesian rupiahs for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

•

Russian ruble: the number of Russian rubles for which one U.S. dollar can be exchanged as reported by Reuters on page RUBMCMEEMTA=, or any substitute page thereto, at approximately 10:00 a.m. in London, England.

If an exchange rate is not so quoted on the applicable page indicated above, then the exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the pricing date (for purposes of determining the Initial Exchange Rate) or the calculation day (for purposes of determining the Final Exchange Rate), as applicable (the “relevant date”), by three leading banks engaged in the interbank market (selected in the sole discretion of the calculation agent and which may be one of our affiliates) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the relevant date, from two leading commercial banks in New York (selected in the sole discretion of the calculation agent and which may be one of our affiliates), for the purchase or sale of deposits in the relevant underlying currency. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Emerging Market Currency Basket on the calculation day.

The value of the Emerging Market Currency Basket on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

• Indian rupee:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

• Indonesian rupiah:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

• Russian ruble:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the exchange rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 33.33% for the Indian rupee and the Indonesian rupiah, and 33.34% for the Russian ruble, reflecting an approximately equal weighting for each underlying currency in the Emerging Market Currency Basket.

The “Initial Exchange Rate” for each exchange rate will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the notes.

The “Final Exchange Rate” for each exchange rate will be determined on the calculation day.

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate as reported on Bloomberg L.P. on September 14, 2009) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Indian rupee	33.33%	48.7450	39.4835
Indonesian rupiah	33.33%	9,955.0000	19,910.0000
Russian ruble	33.34%	30.8054	46.2081

The hypothetical Weighted Return for each exchange rate is determined as follows:

• Indian rupee:	33.33% ×	(48.7450 - 39.4835)	= 7.82%
39.4835

• Indonesian rupiah:	33.33% ×	(9,955.0000 - 19,910.0000)	= -16.67%
19,910.0000

• Russian ruble:	33.34% ×	(30.8054 - 46.2081)	= -11.11%
46.2081

The hypothetical Ending Value would be 80.04, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (7.82 – 16.67 – 11.11)%

100 + 100 x (-19.96%) = 80.04

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Indian rupee	33.33%	48.7450	53.6195
Indonesian rupiah	33.33%	9,955.0000	5,475.0000
Russian ruble	33.34%	30.8054	26.2678

The hypothetical Weighted Return for each exchange rate is determined as follows:

• Indian rupee:	33.33% ×	(48.7450 - 53.6195)	= 3.03%
53.6195

• Indonesian rupiah:	33.33% ×	(9,955.0000 - 5,475.0000)	= 27.27%
5,475.0000

• Russian ruble:	33.34% ×	(30.8054 - 26.2678)	= 5.76%
26.2678

The hypothetical Ending Value would be 130.00, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (-3.03 + 27.27 + 5.76)%

100 + 100 x (30.00%) = 130.00

Historical Data on the Exchange Rates:

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of January 2004 through September 14, 2009. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Emerging Market Currency Basket, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Indian rupee

The following table sets forth the highest and lowest daily exchange rates for the Indian rupee from the first quarter of January 2004 through September 14, 2009. On September 14, 2009, the exchange rate for the Indian rupee was 48.7450 Indian rupees per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indian rupee will be determined by the calculation agent on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2004
First Quarter	45.6400	43.6000
Second Quarter	46.2500	43.5375
Third Quarter	46.4713	45.6650
Fourth Quarter	45.9000	43.4600

2005
First Quarter	43.9300	43.4200
Second Quarter	43.8300	43.2900
Third Quarter	44.1500	43.1750
Fourth Quarter	46.3100	44.1275

2006
First Quarter	45.0925	44.1175
Second Quarter	46.3900	44.6012
Third Quarter	46.8750	45.7700
Fourth Quarter	45.8800	44.2700

2007
First Quarter	44.6575	43.0350
Second Quarter	43.1450	40.4900
Third Quarter	41.3162	39.7035
Fourth Quarter	39.9000	39.2775

2008
First Quarter	40.7300	39.2650
Second Quarter	43.0400	39.7650
Third Quarter	46.9550	42.0637
Fourth Quarter	50.2900	46.6100

2009
First Quarter	51.9700	48.2550
Second Quarter	50.5200	46.9475
Third Quarter (through September 14, 2009)	49.0825	47.5175

Indonesian rupiah

The following table sets forth the highest and lowest daily exchange rates for the Indonesian rupiah from the first quarter of January 2004 through September 14, 2009. On September 14, 2009, the exchange rate for the Indonesian rupiah was 9955.0000 Indonesian rupiahs per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indonesian rupiah will be determined by the calculation agent on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2004
First Quarter	8,663.0000	8,317.0000
Second Quarter	9,440.0000	8,573.0000
Third Quarter	9,370.0000	8,800.0000
Fourth Quarter	9,320.0000	8,938.0000

2005
First Quarter	9,515.0000	9,135.0000
Second Quarter	9,760.0000	9,430.0000
Third Quarter	10,775.0000	9,725.0000
Fourth Quarter	10,303.0000	9,685.0000

2006
First Quarter	9,815.0000	9,045.0000
Second Quarter	9,495.0000	8,703.0000
Third Quarter	9,295.0000	9,045.0000
Fourth Quarter	9,228.0000	8,995.0000

2007
First Quarter	9,255.0000	8,973.0000
Second Quarter	9,125.0000	8,675.0000
Third Quarter	9,480.0000	9,000.0000
Fourth Quarter	9,433.0000	9,053.0000

2008
First Quarter	9,458.0000	9,060.0000
Second Quarter	9,355.0000	9,189.0000
Third Quarter	9,506.0000	9,073.0000
Fourth Quarter	12,650.0000	9,478.0000

2009
First Quarter	12,100.0000	9,060.0000
Second Quarter	11,595.0000	9,930.0000
Third Quarter (through September 14, 2009)	10,293.0000	9,865.0000

Russian ruble

The following table sets forth the highest and lowest daily exchange rates for the Russian ruble from the first quarter of January 2004 through September 14, 2009. On September 14, 2009, the exchange rate for the Russian ruble was 30.8054 Russian rubles per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Russian ruble will be determined by the calculation agent on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2004
First Quarter	29.2425	28.4375
Second Quarter	29.0825	28.5075
Third Quarter	29.2755	28.9900
Fourth Quarter	29.2210	27.7200

2005
First Quarter	28.1950	27.4487
Second Quarter	28.6800	27.7080
Third Quarter	28.8312	28.1600
Fourth Quarter	28.9814	28.4295

2006
First Quarter	28.7414	27.6651
Second Quarter	27.7165	26.7316
Third Quarter	27.0500	26.6726
Fourth Quarter	26.9797	26.1704

2007
First Quarter	26.5990	25.9736
Second Quarter	26.0426	25.6854
Third Quarter	25.8902	24.8588
Fourth Quarter	25.0505	24.2850

2008
First Quarter	24.7859	23.4511
Second Quarter	23.8930	23.3179
Third Quarter	25.7442	23.1577
Fourth Quarter	29.5807	25.7333

2009
First Quarter	36.3701	23.4511
Second Quarter	34.1815	30.5471
Third Quarter (through September 14, 2009)	32.7668	30.6555

While historical information on the Emerging Market Currency Basket will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Emerging Market Currency Basket from December 31, 2003 through August 2009 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Emerging Market Currency Basket was set to 100 as of December 31, 2003 and the value of the Emerging Market Currency Basket as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Emerging Market Currency Basket” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Emerging Market Currency Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Emerging Market Currency Basket during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

▪	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

▪

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.56% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on November 5, 2009 and were scheduled to mature on November 1, 2011. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $10.5189 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
November 5, 2009 to December 31, 2009	$0.0398	$0.0398
January 1, 2010 to December 31, 2010	$0.2587	$0.2985
January 1, 2011 to November 1, 2011	$0.2204	$0.5189

Hypothetical Projected Redemption Amount = $10.5189 per unit of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STEP UP-2.

Additional Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.